Exhibit 99.1

NUVERRA ANNOUNCES APPOINTMENT OF PATRICK L. BOND
AS CHIEF EXECUTIVE OFFICER

SCOTTSDALE, AZ (April 21, 2021) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) today announced the appointment of Patrick L. Bond as the Chief Executive Officer of Company, effective April 21, 2021. Charlie Thompson, the Company’s current Chief Executive Officer, will continue to serve as Chairman of the Company’s Board of Directors following the transition.

“Pat has a long and distinguished history in the oilfield services sector, and we are excited to have him lead the Nuverra team,” said Mr. Thompson. “As a 30-year industry veteran, Pat brings not only tremendous operational expertise, but also a deep commercial focus that will be critically important to the Company as the industry emerges from the effects of the COVID-19 pandemic and the oil price collapse in 2020. He is a petroleum engineer who has successfully undertaken numerous business development and management roles throughout the United States and internationally, including senior leadership positions at Halliburton, Weatherford, Schlumberger and several of its affiliated companies, and most recently as Co-CEO of Gravity Oilfield Services. Pat has spent the better part of the last ten years leading smaller private companies like Gravity and its predecessors, and we believe he will be an excellent fit for Nuverra, our customers and our employees.” Mr. Bond will be based in the Company’s corporate office in Houston.

As previously announced, David J. Nightingale joined the Board of Directors of the Company effective April 6, 2021. Mr. Nightingale brings relevant industry experience having served as Executive Vice President, Wellsite Services of Select Energy Services, Inc. and as the Executive Vice President and Chief Operating Officer of Rockwater Energy Solutions, Inc. “We are looking forward to the strategic insights that David will bring as a result of his many years in the broader oil service industry as well as the water sector specifically,” said Mr. Thompson.

“The addition of Pat and David to these key leadership roles adds formidable commercial strength, strategic insight and operating expertise to help Nuverra address the challenges and uncertainties the business is facing.”

About Nuverra

Nuverra Environmental Solutions, Inc. provides water logistics and oilfield services to customers focused on the development and ongoing production of oil and natural gas from shale formations in the United States. Our services include the delivery, collection, and disposal of solid and liquid materials that are used in and generated by the drilling, completion, and ongoing production of shale oil and natural gas. We provide a suite of solutions to customers who demand safety, environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Contact
Nuverra Environmental Solutions, Inc.
Investor Relations
602-903-7802
ir@nuverra.com